Exhibit 10.9
As of December 12, 2016
Michael D. Fricklas
c/o Viacom Inc.
1515 Broadway
New York, NY 10036

Dear Mr. Fricklas:
Reference is made to your employment agreement with Viacom Inc. (the “Company”), dated October 2, 2009, amended as of August 6, 2012, and further amended as of May 20, 2015 (together, the “Employment Agreement”). All defined terms used without definition shall have the meanings provided in your Employment Agreement.
This letter confirms, notwithstanding anything provided in your Employment Agreement, that the Company shall have ninety (90) days from the date of this letter agreement to offer you a new contract or contract amendment with a Contract Period of at least three (3) years on terms no less favorable to you than those contained within your current Employment Agreement (a “Qualifying Offer”). In the event the Company does not make you a Qualifying Offer, you will have the right, for thirty (30) days from the expiration of the ninety (90) day period (such period of time, the “Option Period”), to resign and such resignation will be deemed for Good Reason pursuant to the terms of Paragraph 11 of your Employment Agreement.
This letter also confirms, notwithstanding anything provided in your Employment Agreement, that in the event you are terminated without Cause or resign for Good Reason (including “Good Reason” as defined in the preceding paragraph) on or before the last day of the Option Period, your Employment Agreement will be simultaneously amended as follows:

1.
Paragraph 11(c)(i) shall be amended by deleting it in its entirety and replacing it with the following: “The Company shall continue to pay your Salary (at the rate in effect on the date of termination) at the same time and in the same manner as if you had not terminated employment for the longer of eighteen (18) months or until the end of the Contract Period.”

2.
Paragraph 11(c)(ii) shall be amended by deleting it in its entirety and replacing it with the following: “You shall be eligible to receive a Bonus or Pro-Rated Bonus, as applicable, for each Company fiscal year or portion thereof during the Contract period and any additional period needed to include eighteen months from the date of termination of employment; provided that the Bonus or Pro-Rated Bonus shall be calculated as provided in paragraph 19(e)(iii); and further provided that the total severance payment you receive pursuant to paragraphs 11(c)(i) and (ii) shall in no event exceed two times the sum of your Salary and Target Bonus in the year in which such termination occurs;”

3.
Paragraph 11(c)(iii) shall be amended by replacing the phrase “until the earlier of (i) the end of the Contract Period, but in no event less than twelve (12) months after the termination of your employment” with “until the earlier of (i) the end of the Contract

Period, but in no event less than eighteen (18) months after the termination of your employment”.
In the event that your remain employed by the Company following the expiration of the Option Period, and you have not signed a new contract or contract amendment, then this letter agreement shall be terminated and your Employment Agreement shall remain in effect without regard to the amendments contemplated herein.
Please confirm your understanding of the Agreement by signing and returning the two (2) copies of this letter. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,
VIACOM INC.

		By:	/s/ Scott Mills
Scott Mills Executive Vice President, Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Michael D. Fricklas
Michael D. Fricklas

Dated:	12/13/2016